Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pulmatrix, Inc. (the “Company”) on the Post-Effective Amendment No. 1 on Form S-3 to Form S-4 of our report dated April 14, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Pulmatrix, Inc. as of December 31, 2014 and 2013 and for each of the years then ended which report appears in the Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-203417) of Ruthigen, Inc. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 17, 2015